Exhibit 99.1

First Interstate BancSystem, Inc. Welcomes New Board Director

Company Release: January 31, 2012

First Interstate BancSystem, Inc. (Nasdaq: FIBK) has welcomed Teresa A. Taylor to its Board of Directors, effective January 25, 2012. Taylor has more than 24 years of experience in the technology, media, and telecom sector. “Teresa brings a broad range of experience to our Board, from strategic planning and execution, technology development, human resources, and corporate communications, to product development, sales, customer service and marketing,” said James R. Scott, Vice-Chairman of the Board. “We look forward to her unique insight and guidance as we position our company for continued success as a regional leader in the financial services industry.”

Since 1988, Taylor has worked for Qwest Communications in Denver, Colorado, where she most recently served as Chief Operating Officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. Previous positions with Qwest include Executive Vice President (EVP) – Business Markets Group, EVP and Chief Administrative Officer, EVP—Wholesale Markets and EVP – Product and Pricing.

Taylor is also an active volunteer. She was recently named by the Governor as an Executive Advisor to assist with economic development for the state of Colorado. Additionally, she currently holds board of director positions for Global Leadership Council – Colorado State University, Colorado Technology Association and Denver Botanic Gardens. Taylor lives in Denver, but also keeps a part-time residence in Saratoga, Wyoming. As a member of First Interstate BancSystem’s Board of Directors, Taylor will serve on the Compensation and Technology Committees. “I am pleased to join this prestigious Board of Directors and look forward to contributing to their ongoing success,” said Taylor.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.3 billion in assets as of September 30, 2011. It is the parent company of First Interstate Bank, a community bank operating 71 offices throughout Montana, Wyoming, and western South Dakota. As a recognized leader in community banking services with 23 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com